Exhibit 10.1

TRANSITION AND GENERAL RELEASE AGREEMENT

This Transition and General Release Agreement (“Agreement”) effective as of September 1, 2021 (the “Effective Date”), is entered into by and among Bradley C. Hanson (“Executive”), an individual; Meta Financial Group Inc., a Delaware corporation (“Meta Financial”); and MetaBank, N.A., a commercial bank chartered under the laws of the United States (“MetaBank,” and together with Meta Financial, the “Company”).

WHEREAS, Executive and the Company have entered into an Employment Agreement, dated as of October 1, 2020 (as amended from time to time, the “Employment Agreement”), pursuant to which Executive currently serves as (i) the Chief Executive Officer (“CEO”) and President of Meta Financial, (ii) the CEO and Co-President of MetaBank and (iii) a director and officer of certain subsidiaries and affiliates of Meta Financial, including MetaBank (collectively, the “Company Positions”).

WHEREAS, Executive serves as a member of the Board of Directors of Meta Financial (the “Board”);

WHEREAS, Executive and the Company have agreed that Executive will transition out of the Company Positions, his employment with the Company and his service on the Board, according to the terms of this Agreement; and

WHEREAS, the purpose of this Agreement is to set forth the terms of such transition.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and Company agree as follows:

1.                  TRANSITION.  Executive shall continue to hold the Company Positions through September 30, 2021 (the “Transition Date”). During the period from the Effective Date through the Transition Date (the “Pre-Transition Period”), Executive shall: (i) continue to receive his base salary at the annual rate in effect as of the date immediately prior to the Effective Date; (ii) continue to be eligible to receive his annual incentive bonus for the fiscal year ending September 30, 2021, in accordance with the terms of the Company’s Annual Incentive Plan; and (iii) continue to be eligible to participate in such employee benefit plans, programs and policies as are available to senior executives of the Company, as well as to receive other applicable executive benefits and perquisites; provided, however, that Executive shall not be eligible to receive (x) an annual incentive bonus for the fiscal year ending September 30, 2022 or (y) any new grants of equity-based or other long-term compensation under the Company’s 2002 Omnibus Incentive Plan, as amended from time to time (the “Omnibus Incentive Plan”), or any other long-term incentive plan following the Effective Date. Except as modified by this Agreement, the terms and conditions of Executive’s employment set forth in the Employment Agreement shall continue to apply during the Pre-Transition Period.

2.                  SEPARATION. Effective immediately following the Transition Date, Executive shall resign from all of the Company Positions and terminate his employment with the Company and each of its affiliates. Notwithstanding the foregoing, the Company may accelerate the Transition Date and terminate Executive’s employment and all of the Company Positions with the Company immediately in the event that circumstances constituting “Cause” (as defined in the Employment Agreement) arise or are brought to the Company’s attention. Executive acknowledges and agrees that, except for the Retirement benefits described below, he shall not be eligible to receive any severance payments or other termination benefits in connection with the termination of his employment with the Company, including pursuant to his Employment Agreement. So long as Executive’s employment is not terminated by the Company for Cause, and subject to (i) Executive’s execution and non-revocation of this Agreement, (ii) Executive’s execution and non-revocation of a supplemental release agreement in a form substantially similar to the release attached as Exhibit A hereto, to be entered within twenty-one (21) days following the Transition Date (such supplemental release, the “Supplemental Release”) and (iii) Executive’s continued compliance with the terms of this Agreement and the Employment Agreement, the parties hereto acknowledge and agree that the termination of Executive’s employment with the Company shall be deemed to be a “Retirement” for purposes of all outstanding grants of equity-based compensation held by Executive and granted under the Omnibus Incentive Plan. Notwithstanding the foregoing, if Executive breaches the terms of this Agreement or the terms of the Employment Agreement, or if the Board becomes aware at any time of any facts or circumstances occurring during Executive’s employment with the Company that constituted Cause, then Executive’s employment shall be deemed to have been terminated for Cause, Executive shall cease to have any of the rights that would have arisen in connection with a Retirement, and Executive shall either return to Meta Financial any shares issued to him as a result of his Retirement or repay to the Company the fair market value of such shares.

3.                  BOARD SERVICE. Executive shall serve on the Board as a nonemployee director from the Transition Date through the 2022 annual meeting of stockholders of Meta Financial. Executive shall receive a cash and stock retainer for such service in accordance with the nonemployee director compensation policy of Meta Financial; provided that such retainer shall be prorated for the period of his service as a nonemployee director. The parties acknowledge and agree that Executive will not seek nomination or be re-nominated for election to an additional term on the Board at the 2022 annual meeting of stockholders of Meta Financial.

4.                  ADVISORY PERIOD. During the period commencing immediately following the Transition Date and ending on December 31, 2022 (the “Advisory Period”), the Company shall engage the Executive as a Strategic Advisor. Either Executive or the Company may terminate the Advisory Period prior to December 31, 2022 upon at least sixty (60) days’ notice to the other party; provided, however, that the Company may terminate the Advisory Period and Executive’s services with the Company immediately in the event that circumstances constituting Cause arise or are brought to the Company’s attention. As Strategic Advisor, Executive shall provide certain advisory services to the Board and to Executive’s successor as CEO and President of the Company (the “New CEO”), including: (i) integrating the New CEO into his or her new role, serving as a mentor and counselor to the New CEO and, at the request of the Board or the New CEO, other members of management; (ii) upon request of the Board or the New CEO, working with the Board the New CEO or other members of management designated by the New CEO to develop strategy and key partner relationships and (iii) performing other limited responsibilities and special projects as may be determined and assigned by the Board and the New CEO. During the Advisory Period, Executive shall be entitled to receive a consulting fee at a rate of $57,500 per month, but shall not be entitled to any other compensation or benefits (including an annual incentive bonus, grants of equity-based compensation, employee benefits or executive perquisites). During the Advisory Period, Executive shall provide services to the Company as an independent contractor and not as an employee, and shall not have any right, power, or authority to create any obligation, express or implied, on behalf of the Company. Executive shall be solely responsible for any taxes resulting from the compensation paid during the Advisory Period and agrees to file all such forms and pay all such taxes as may be required.

5.                  CONFIDENTIALITY.  Executive will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to the execution of this Agreement or the events including any negotiations which led to its execution.

6.                  REAFFIRMATION OF COVENANTS. Executive agrees that, notwithstanding any provision of this Agreement, the obligations contained in Section 8 of the Employment Agreement, including those relating to confidentiality, intellectual property, non-competition, non-interference, non-disparagement and return of company property, shall remain in full force and effect following the termination of Executive’s employment with the Company, pursuant to the terms and conditions related thereto in the Employment Agreement; provided, however, that (i) the “Restricted Period,” as defined in Section 8(c) of the Employment Agreement, shall commence on the last day of the Advisory Period and (ii) the Company agrees that it shall waive and not seek to enforce the terms of the non-competition agreement set forth in the Employment Agreement with respect to any business arrangement in which the Company itself is a direct participant, including any such arrangement with BAHU Processing, LLC, Global Recash and/or Bankaool S.A. Institucion de Banco Multiple, or any of their affiliates, in relation to a remittance program.

7.                  COOPERATION. For a period of 12 months after the last day of the Advisory Period, Executive shall, upon reasonable notice, assist in the transition of his job duties by furnishing the Company with such information related to the Company as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation conferring with the Company with regard to any litigation, claim, investigation or dispute in which the Company is or may become a party. The Company shall schedule any such cooperation with due regard to Executive’s professional and personal obligations, and shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this provision.

8.                  GENERAL RELEASE AND DISCHARGE.  Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Executive on behalf of Executive and Executive’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Meta Financial and each of its subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and  successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, promises, sums of money, entitlements, compensation, benefits, employment and severance agreements, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Executive’s employment relationship with the Company or the separation of Executive’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the date of this Agreement.

Executive specifically understands and agrees that this waiver, release and discharge includes, without limitation:

a)	All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.	The Age Discrimination in Employment Act (ADEA);

ii.	The Older Workers Benefit Protection Act (OWBPA);

iii.	Title VII of the Civil Rights Act of 1964;

iv.	The Civil Rights Act of 1991;

v.	The Americans With Disabilities Act, as amended (ADA);

vi.	The Equal Pay Act;

vii.	The Family and Medical Leave Act;

viii.	The Worker’s Adjustment and Retraining Notification Act (WARN);

ix.	The Occupational Safety and Health Act;

x.	The South Dakota Human Relations Act and the fair employment practices laws of the state or states in which Executive has been employed by the Company or any of its subsidiaries or other affiliates;

b)	Claims for breach of contract, either express or implied;

c)	Claims for personal injury, harm or damages, whether intentional or unintentional;

d)	Claims growing out of any legal restrictions on the right to terminate Executive, including any claim for wrongful discharge;

e)	Claims for benefits, including those arising under the Employee Retirement Income Security Act of 1974;

f)	Claims relating to the Employment Agreement or any money owed to Executive under that Employment Agreement, except to the extent incorporated in this Agreement by reference; and

g)	For any other claim arising up to and through the date of this Agreement.

Executive agrees not to litigate any such claims except for breach or validity of this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any federal, state or local agency. The Company and Executive agree that by entering into this Agreement, Executive does not waive claims that may arise after the date the Agreement is executed or any claim for COBRA continuation coverage rights or any vested rights under any applicable pension plan.

9.                  RIGHT TO CONSULT WITH ATTORNEY.  Executive acknowledges that Executive has a right to consult with an attorney or any other advisor, counselor or consultant of Executive’s choosing prior to signing this Agreement and that Executive is hereby advised in writing to consult with an attorney prior to executing this Agreement.

10.              WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990.  Notwithstanding anything in this Agreement to the contrary, Executive understands this voluntary waiver releases the Company of any and all claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act of 1990 (OWBPA) and that Executive has been given twenty-one (21) days to sign this Agreement after it has been received in order to consider all its terms fully.    Executive may revoke Executive’s acceptance of this Agreement at any time within seven (7) days following execution of this Agreement and the Agreement shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”).  Should Executive revoke this Agreement during the Revocation Period, this entire Agreement shall be deemed null and void.  This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the waiver is executed.  If Executive desires to revoke this Agreement, revocation may be made by a written revocation delivered to General Counsel, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD  57108.

11.              EMPLOYEE ACKNOWLEDGMENTS.  Prior to signing this Agreement, Executive acknowledges that Executive has read and carefully considered this Agreement, and had an opportunity to ask questions about it and to discuss this Agreement with Executive’s attorney, advisor, counselor, consultant or other person of Executive’s choosing.  Executive acknowledges that Executive is signing this Agreement freely and voluntarily.

12.              COMPLETE AGREEMENT.  This Agreement constitutes and contains the entire agreement and final understanding concerning Executive’s employment, separation from the same, and the other subject matters addressed herein between the parties, except that the provisions relating to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), set forth in Section 6 of the Employment Agreement, the indemnification provisions set forth in Section 7 of the Employment Agreement, the restrictive covenants (including confidentiality, intellectual property, non-interference, non-competition and non-disparagement) and other obligations (including the provisions regarding return of company property and post-separation cooperation) set forth in Section 8 of the Employment Agreement, the dispute resolution provisions set forth in Section 10 of the Employment Agreement, the clawback provision set forth in Section 12(e) of the Employment Agreement and the directors’ and officers’ liability insurance provision set forth in Section 12(h) of the Employment Agreement shall remain in full force and effect. It is intended by the parties as a complete and exclusive statement of the terms of the Employment Agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement. To the extent there is any conflict between this Agreement and the Employment Agreement, this Agreement shall govern.

13.               SEVERABILITY AND INVALID PROVISIONS.  If any provision of this Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

14.              CHOICE OF LAW / CONSENT TO JURISDICTION.  This Agreement shall be deemed to have been executed and delivered from the State of South Dakota, and the rights of obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.  EMPLOYEE AND THE COMPANY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIMS AND CAUSES OF ACTION ARISING UNDER THIS AGREEMENT, AND AGREE TO HAVE ANY MATTER HEARD AND DECIDED SOLELY BY A COURT OF COMPETENT JURISDICTION.  Except for suits seeking injunctive relief or specific performance, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Sioux Falls, South Dakota in accordance with the Employment Arbitration rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party shall bear its own expenses in any arbitration convened pursuant to this Section and shall split evenly the costs of the arbitration; provided, however, that the Company will pay the costs of such arbitration to the extent necessary as a condition precedent to enforce this arbitration obligation.

15.              JOINT PREPARATION OF AGREEMENT.  Each party has cooperated in drafting the preparation of this Agreement.  Hence, any construction to be made of this Agreement shall not be construed against any party on the basis that the party was the drafter.

16.              WAIVER OF BREACH – EFFECT.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

17.              FURTHER EXECUTIONS.  All parties agree to cooperate fully and to execute any and all supplementary documents to make all additional actions that may be necessary or appropriate to give full force to the basic terms intended of this Agreement which are not inconsistent with its terms.

18.              HEADINGS NOT BINDING.  The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

19.              MISCELLANEOUS.  The Agreement may be executed in identical counterparts, which together shall constitute a single agreement.  Facsimile, pdf, and other true and correct photostatic copies of the Agreement shall have the same force and effect as originals hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  References to “including” shall mean “including, without limitation.”  The Agreement shall be binding on and inure to the benefit of the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of the Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.  Each of the parties released hereunder are intended third party beneficiaries and shall have full rights to enforce this Agreement against Executive.

20.              409A. It is the intent of the parties that no payments be subject to the additional tax on deferred compensation imposed by Section 409A of the Code.  Notwithstanding the foregoing, the Company does not guarantee, and none of the Company or any person or entity released hereunder guarantee, that any payment hereunder complies with or is exempt from Section 409A of the Code and no such person or entity, nor their executives, directors, officers, employees, members or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code.  Each payment or benefit hereunder will be a separate and distinct payment in a series of separate payments for purposes of Section 409A of the Code. To the extent any amount payable by the Company under this Agreement or any other plan or agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement or such other plan or agreement would be payable prior to the six-month anniversary of Executive’s separation from service, within the meaning of Section 409A of the Code, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of Executive’s separation from service or (ii) the date of Executive’s death.

Signatures appear on following page

I have read the Agreement, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences.  For the purpose of implementing a full, knowing and complete release and discharge of the parties, persons and entities released hereunder, Executive expressly acknowledges that the Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in Executive’s favor at the time of execution hereof, and that the Agreement contemplates the extinguishment of any such claim.

Executed this 1st day of September, 2021.

/s/ Bradley C. Hanson
Executive

META FINANCIAL GROUP INC.

By:	/s/ Frederick V. Moore

Its:	Chair of the Compensation Committee of the Board of Directors

METABANK, N.A.

By:	/s/ Douglas J. Hajek

Its:	Chair of the Board of Directors

EXHIBIT A

Form of Supplemental Release Agreement

This Supplemental Release Agreement (the “Supplemental Release”) is made by and among Bradley C. Hanson (“Executive”), Meta Financial Group Inc., a Delaware corporation (“Meta Financial”) and MetaBank, N.A., a commercial bank chartered under the laws of the United States (“MetaBank,” and together with Meta Financial, the “Company”), as of [__________], 2021 (the “Separation Date”) in connection with the termination of Executive’s employment with the Company and all subsidiaries and affiliates of the Company.

Except for those obligations created by or arising out of the Transition and General Release Agreement made as of September 1, 2021 by and among Executive and the Company (the “Transition Agreement”) for which receipt or satisfaction has not been acknowledged therein, Executive on behalf of Executive and Executive’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Meta Financial and each of its subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and  successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, promises, sums of money, entitlements, compensation, benefits, employment and severance agreements, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Executive’s employment relationship with the Company or the separation of Executive’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the Separation Date.

Executive specifically understands and agrees that this waiver, release and discharge includes, without limitation:

a)	All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.	The Age Discrimination in Employment Act (ADEA);

ii.	The Older Workers Benefit Protection Act (OWBPA);

iii.	Title VII of the Civil Rights Act of 1964;

iv.	The Civil Rights Act of 1991;

v.	The Americans With Disabilities Act, as amended (ADA);

vi.	The Equal Pay Act;

vii.	The Family and Medical Leave Act;

viii.	The Worker’s Adjustment and Retraining Notification Act (WARN);

ix.	The Occupational Safety and Health Act;

x.	The South Dakota Human Relations Act and the fair employment practices laws of the state or states in which Executive has been employed by Company or any of its subsidiaries or other affiliates;

b)	Claims for breach of contract, either express or implied;

c)	Claims for personal injury, harm or damages, whether intentional or unintentional;

d)	Claims growing out of any legal restrictions on the right to terminate Executive, including any claim for wrongful discharge;

e)	Claims for benefits, including those arising under the Employee Retirement Income Security Act of 1974;

f)	Claims relating to the Employment Agreement or any money owed to Executive under that Employment Agreement, except to the extent incorporated in this Agreement by reference; and

g)	For any other claim that may arise up to and through the Separation Date.

Executive agrees not to litigate any such claims except for breach or validity of the Transition Agreement. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by any federal, state or local agency. The Company and Executive agree that by entering into this Supplemental Release, Executive does not waive claims that may arise after the Separation Date or any claim for COBRA continuation coverage rights or any vested rights under any applicable pension plan.

Other than accrued but unpaid base salary through the Separation Date and any other accrued amounts to which Executive may be entitled in connection with the termination of his employment pursuant to the applicable Company plan, policy or arrangement, Executive represents and warrants that Executive has been paid all wages due and owing from the Company, including but not limited to overtime, in accordance with the Fair Labor Standards Act, and has received any and all benefits for which Executive would be eligible under the Family and Medical Leave Act.

Notwithstanding anything in this Supplemental Release or the Transition Agreement to the contrary, Executive understands this voluntary waiver releases the Company of any and all claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act of 1990 (OWBPA) and that Executive has been given twenty-one (21) days to sign this Supplemental Release after it has been received in order to consider all its terms fully.  Executive may revoke Executive’s acceptance of this Supplemental Release at any time within seven (7) days following execution of this Supplemental Release and the Supplemental Release shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”).  Should Executive revoke this Supplemental Release during the Revocation Period, this entire Supplemental Release shall be deemed null and void.  This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the Supplemental Release is executed.  If Executive desires to revoke this Supplemental Release, revocation may be made by a written revocation delivered to General Counsel, MetaBank, 5501 South Broadband Lane, Sioux Falls, SD  57108.

Signatures appear on following page

I have read the Supplemental Release, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences.  For the purpose of implementing a full, knowing and complete release and discharge of the parties, persons and entities released hereunder, Executive expressly acknowledges that the Supplemental Release is intended to include in its effect, without limitation, all claims which Executive does not know or suspects to exist in Executive’s favor at the time of execution hereof, and that the Supplemental Release contemplates the extinguishment of any such claim.

Executed this ____ day of ______________, 20_____.

Executive

META FINANCIAL GROUP INC.

By:

Its:	Chair of the Compensation Committee of the Board of Directors

METABANK, N.A.

By:

Its:	Chair of the Board of Directors